Exhibit 19.1

INSIDER TRADING POLICY

SONO GROUP N.V.

INTRODUCTION

Article 1

This document sets out the Company's insider trading policy.

DEFINITIONS AND INTERPRETATION

Article 2

2.1	In this Policy the following definitions shall apply:

Article	An article of this Policy.

CEO	The chief executive officer of the Company.

Chairperson	The chairperson of the Supervisory Board.

Company	Sono Group N.V.

Company Group	The Company and its Subsidiaries collectively or, where the context so requires, any of them individually.

Company Security

A security, derivative or other financial instrument issued by or relating to the Company, including:

a.         Shares;

b.         depository receipts for Shares;

c.         options, futures, swaps, forward rate agreements and other derivative contracts relating to Shares; and

d.         debt instruments of the Company.

Compliance Reviewer	The Company's compliance officer or, if the Company does not have a compliance officer, such other person as shall be designated by the Management Board.

Inside Information	Material non-public information relating to the Company or the Company Group.

Insider

Any Managing Director, Supervisory Director, employee or officer of the Company Group, as well as the Company itself and all Subsidiaries. For purposes of the foregoing, the term Insider shall also include students and interns, as appropriate, as well as any other individual or entity who, based on the circumstances, the Company considers to be an insider within the meaning of applicable securities laws.

Management Board	The Company's management board.

Managing Director	A member of the Management Board.

Policy	This insider trading policy.

Rule 10b5-1	Rule 10b5-1 under the Securities Exchange Act of 1934.

Share	A share in the Company's capital, irrespective of its class.

Subsidiary	A subsidiary of the Company within the meaning of Section 2:24a of the Dutch Civil Code.

Supervisory Board	The Company's supervisory board.

Supervisory Director	A member of the Supervisory Board.

Trading Window

The start of the third business day following an earnings release by the Company with respect to the preceding financial period until the last calendar day of the last month of the then current financial quarter.

2.2

References to "transactions" in Company Securities include sales, purchases or other acts consisting of or aimed at acquiring or disposing of such Company Securities (either directly or indirectly and for one's own account or the account of another person), but exclude the grant or exercise of options for, or other rights to acquire, Company Securities under any equity or incentive plan established by the Company (provided that subsequent transactions in Company Securities acquired pursuant to the exercise of such options or rights shall be subject to this Policy).

2.3	References to statutory provisions are to those provisions as they are in force from time to time.

2.4	Terms that are defined in the singular have a corresponding meaning in the plural.

2.5	Words denoting a gender include each other gender and the words “it” or “they” with reference to entities.

2.6	Except as otherwise required by law, the terms "written" and "in writing" include the use of electronic means of communication.

PROHIBITIONS

Article 3

3.1	Without prejudice to the relevant restrictions and prohibitions under applicable law concerning insider trading and market manipulation, Insiders are prohibited from:

a.

directly or indirectly conducting or recommending a transaction in Company Securities when the Insider has knowledge of Inside Information, subject to the exceptions provided for by applicable law, including if it concerns a transaction conducted in discharge of an enforceable obligation that already existed at the time the Insider became acquainted with such Inside Information (and in those cases only with the prior written approval of the Compliance Reviewer);

b.

engaging in hedging transactions, including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives, that are designed to hedge or speculate on any change in the market value of Company Securities;

c.	selling Company Securities within six months after having purchased such Company Securities;

d.	purchasing or writing options on Company Securities or short-selling Company Securities;

e.	pledging Company Securities, including by purchasing Company Securities on margin or holding Company Securities in a margin account, and

f.

using Inside Information to engage in a securities transaction involving a different company that is economically linked or has a market connection to the Company (for example, where the Inside Information is relevant to the sector or market environment) or whose share price is predictably influenced by the disclosure of such Inside Information (i.e. shadow trading).

3.2

An Insider shall provide his full cooperation to the Compliance Reviewer in any inquiry in relation to such Insider as referred to in Article 7.3, including by providing (or instructing and authorising his bank, investment manager, broker or other institution where his securities account(s) is/are being administered to provide) the Compliance Reviewer with any information as may reasonably be requested by the Compliance Reviewer.

3.3

Each Insider shall take note of, and shall comply with, the requirements under applicable law concerning the notification and disclosure of his actual and deemed shareholdings (or other voting and economic interests) in the Company, net and gross short positions in relation to the Company, and transactions conducted in Company Securities. If any Insider is in doubt as to his notification and disclosure obligations in this respect, he should consult the Compliance Reviewer.

3.4

Insiders are also prohibited from directly or indirectly conducting or recommending a transaction in the securities of another company or corporation, if the Insider learns in the course of his position with the Company Group material non-public information, or otherwise confidential information, about such other company or corporation that is likely to affect the value of those securities.

TRADING WINDOW

Article 4

4.1	Subject to Articles 3.1 and 5.1, transactions by Insiders in Company Securities are only permitted:

a.	during a Trading Window; or

b.

outside a Trading Window for reasons of exceptional personal hardship and subject to prior review by the Compliance Reviewer, provided that, if the Compliance Reviewer wishes to trade outside a Trading Window, such trade shall be subject to prior review by the CEO.

4.2

At times the Company may determine that Insiders are not permitted to conduct transactions in Company Securities even during a Trading Window. No reasons must be provided and the closing of a Trading Window itself may constitute Inside Information that should not be communicated.

4.3	The restrictions in this Article 4 do not apply to:

a.	transactions in Company Securities conducted by Insiders pursuant to a pre-arranged plan under Article 6;

b.	the acceptance of Company Securities under an equity or incentive plan established by the Company; and

c.

the exercise of options for or the exercise of similar rights to Company Securities under an equity or incentive plan established by the Company, provided there is no sale of Company Securities in connection with such exercise, including sales to cover the exercise price or taxes.

PRE-CLEARANCE

Article 5

5.1

All transactions in Company Securities (including the creation or modification of a pre-arranged trading plan) by Insiders must be pre-cleared by the Compliance Reviewer at least two trading days in advance of the proposed transaction, provided that, (i) if the Compliance Reviewer wishes to perform such a transaction, this shall be subject to pre-clearance by the CEO. Pre-cleared transactions not completed within three trading days shall again require pre-clearance under the previous sentence.

5.2	Pre-clearance under Article 5.1 may be delayed or denied at the discretion of the Compliance Reviewer or the CEO, as applicable, without providing any reason for such decision.

5.3

Notwithstanding the pre-clearance process under this Article 5, it is each Insider's responsibility to determine whether he is in possession of Inside Information, and neither an open Trading Window nor pre-clearance of a transaction absolves the Insider from the general prohibition of trading on Inside Information.

PRE-ARRANGED TRADING PLANS

Article 6

6.1

Performing transactions in Company Securities under a pre-arranged trading plan, including, for the avoidance of doubt, any trading plan established for purposes of compliance with Rule 10b5-1, is not deemed a violation of this Policy, even if the Insider is in possession of Inside Information at the time such a transaction is executed under such plan, provided that such plan meets the following conditions:

a.	the Insider must enter into a binding written contract or plan with a licensed brokerage firm or other fiduciary that holds discretionary authority over the plan;

b.	the plan is established in good faith at a time when the Insider does not possess Inside Information and a Trading Window is open;

c.	the plan specifies the amount, price and date on which Company Securities are to be purchased or sold (or a formula for making such determinations);

d.	the plan prohibits the Insider from later asserting any influence over any person who exercises discretion as to how, when or whether to effect the transactions under such plan;

e.

the plan allows for the cancellation of a transaction and/or suspension of the plan upon notice and request by the Company to the Insider if the proposed transaction fails to comply with applicable laws or would create material adverse consequences for the Company;

f.	the plan may be terminated by the Insider at any time subject to prior consultation with the Compliance Reviewer or, if the Insider is the Compliance Reviewer, with the CEO;

g.

prior to the execution of any transactions under the plan, the plan is approved by the Compliance Reviewer or, if the Insider is the Compliance Reviewer, by the CEO, provided in each case that such approval may be delayed or denied at the applicable reviewer’s sole discretion without providing any reason for such decision;

h.

any modifications or terminations of the plan must be (i) implemented in good faith at a time when the Insider does not possess Inside Information and (ii) approved by the Compliance Reviewer or, if the Insider is the Compliance Reviewer, by the CEO, provided in each case that such approval may be delayed or denied at the applicable reviewer’s sole discretion without providing any reason for such decision; and

i.	the first transaction under the plan occurs after a waiting period of 30 calendar days.

6.2

Transactions in Company Securities by an Insider pursuant to an approved pre-arranged trading plan as described in Article 6.1 will not require pre-clearance under Article 5 at the time of the transaction. Any deviation from the terms of the plan, including changes to the timing, price, or volume of transactions, may result in the transaction being considered a violation of this Policy and applicable securities laws.

6.3

The Company will maintain records of all approved pre-arranged trading plans adopted by Insiders, including details regarding the terms of the plan, any modifications, and executed transactions. These records will be retained in accordance with the Company's recordkeeping policies and applicable laws.

6.4

The use of pre-arranged trading plans does not provide immunity from violations of insider trading laws if the plan is not established or executed in compliance with the provisions of this policy or Rule 10b5-1. Specifically:

a.	if an Insider becomes aware of Inside Information, he is prohibited from trading Company Securities or modifying his pre-arranged trading plan in a manner that reflects the Inside Information, and

b.

This Policy does not authorize Insiders to engage in insider trading, and all trading activities, including trades conducted under pre-arranged trading plans, must comply with this Policy and applicable securities laws.

6.5

Failure to comply with the provisions of this Policy, including the use of pre-arranged trading plans, may result in disciplinary action, including termination of employment, legal action, and other penalties as deemed appropriate by the Company. Compliance with this Policy will be monitored by the Compliance Reviewer.

6.6

Notwithstanding any pre-clearance of a trading plan, neither the Company, nor the Managing Directors, Supervisory Directors or other officers of the Company assume liability for the consequences of any transaction made pursuant to such plan.

COMPLIANCE REVIEWER

Article 7

7.1	The Management Board has the authority to appoint and dismiss an individual to serve as the Company’s compliance officer.

7.2	The Compliance Reviewer shall have the duties and powers conferred on him by this Policy and such other duties and powers as the Management Board may confer on him from time to time.

7.3

The Compliance Reviewer may hold an inquiry, or procure an inquiry to be held, into the transactions in Company Securities conducted by, at the instruction of, or for the benefit of any Insider, provided that any such inquiry into transactions in Company Securities conducted by, at the instruction of, or for the benefit of the Compliance Reviewer may be held or procured by an officer of the Company or a Supervisory Director. The Compliance Reviewer or other individual who held or procured such an inquiry, as the case may be, shall report the outcome of such an inquiry in writing to the CEO (or to the Chairperson if the inquiry concerns the CEO, the Company or a Subsidiary). The CEO (or to the Chairperson, if the inquiry concerns the CEO, the Company or a Subsidiary) shall report his findings and conclusions concerning the inquiry in writing to the Insider concerned.

AMENDMENTS AND DEVIATIONS

Article 8

8.1	This Policy will be reviewed periodically by the Company’ to ensure compliance with evolving securities laws and regulations.

8.2

Pursuant to a resolution to that effect, the Management Board may, with the approval of the Supervisory Board, amend or supplement this Policy, subject to ongoing compliance with applicable law and stock exchange requirements.

GOVERNING LAW AND JURISDICTION

Article 9

This Policy shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with this Policy shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.